Exhibit 99.01

Energy Telecom, Inc. Announces a Summary of Operations in 2014, and Looks Forward Into 2015

ST. AUGUSTINE, Fla., January 6, 2015 (GLOBE NEWSWIRE) — Energy Telecom, Inc. (OTCQB: ENRG) (“Energy Telecom” or the “Company”) today recapped significant events from the Company’s 2014 operations, and the goals the Company plans to reach in 2015.

Tom Rickards, President of Energy Telecom stated:  “Because of the rapid expansion of the Intelligent Eyewear industry, the Company expanded its global intellectual property portfolio by adding a third family of Utility Patents with claims complementing the Company’s first and second families of claims describing Intelligent Eyewear.  This third family of issued (US 8,744,113) and pending patents have a wide range of claims for the wearer’s conditions, including biometrics, position, spatial orientation, and movement (or lack of movement).  In addition, the eyewear may determine the existence of a potentially hazardous environment using intelligence to determine whether any environmental or wearer-situational  information gathered is extraordinary and deliver such information to the wearer, as well as to external and remote locations, wirelessly.

Mr. Rickards continued: “We also continued our long expansion of patents rights in foreign countries with pending applications for our second family in Australia, the Republic of China, Canada, the E.U., Japan, South Korea, and the United States.

Mr. Rickards concluded: “We believe the value of our intellectual property portfolio will grow, as the industry of Intelligent Eyewear matches the needs of a society dependent on mobile communication.  We believe that Intel, Google, Epson, Microsoft, Sony, Apple and other global information providers are involved with products combining electronics and intelligence with eyewear delivering a full range of optical and audio information to a new mobile generation, which we expect to become a large industrial market.

We intend to fully monetize the value in our issued and pending patents through possible sale or license of our portfolio.”

About Energy Telecom:
Energy Telecom is a pioneer and innovator in the field of communication eyewear, and holds U.S. and foreign patents covering core elements of wearable technology, including Intelligent Eyewear. The Company and its licensees manufacture, market and distribute the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation.

The Energy Telecom, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=11022

Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards
Energy Telecom, Inc.
trickards@energytele.com